                                       --------------------------------------
FORM 3                                              OMB APPROVAL
                                       --------------------------------------
                                         OMB Number:              3235-0104
                                         Expires:         December 31, 2001
                                         Estimated average burden
                                         hours per response             0.5
                                       --------------------------------------

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   MCNEILL           PAUL              G.
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   (Last)               (First)              (Middle)

   2301 CROSSING WAY
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                        (Street)

   WAYNE                   NJ                 07470
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

   9/15/2001

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3. IRS Identification Number of Reporting Person, if an entity (voluntary)



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4. Issuer Name and Ticker or Trading Symbol

   H POWER CORP. ("HPOW")

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [ ] 10% Owner
   [X] Officer (give title below)
   [ ] Other (specify below)

   VICE PRESIDENT BUSINESS DEVELOPMENT
   --------------------------------------------------

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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check all applicable)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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
                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------------------------------------------
 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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
--------------------------------------------------------------------------------------------------------------------

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see
  Instruction 5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
----------------------------------------------------------------------------------------------------------------------------------
  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date              -----------------------------------     Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------                           Amount        ative           Security:
                                                                          or            Security        Direct
                           Date       Expira-            Title            Number                        (D) or
                           Exer-      tion                                of                            Indirect
                           cisable    Date                                Shares                        (I)
                                                                                                        (Instr. 5)
----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

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

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

              /s/ Paul G. McNeill                               11/30/01
              ----------------------------------------     ------------------
              ** Signature of Reporting Person                    Date

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS:

         The undersigned (the "Reporting Person") hereby constitutes and appoints William Zang and Thomas Michael, and either of them or his designee, as the undersigned's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution with respect to all matters arising in connection with the filing of statements of beneficial ownership, including, without limitation, Initial Statement of Beneficial Ownership on Form 3 ("Form 3"), Statement of Changes in Beneficial Ownership on Form 4 ("Form 4") and Annual Statement of Beneficial Ownership on Form ("Form 5"), of the securities of H Power Corp. (the "Company") with the Securities and Exchange Commission (the "Commission") and any exchange on which the securities of the Company are traded on behalf of the Reporting Person in the Reporting Person's capacity as director and/or officer of the Company with full power in the Reporting Person's name and on the Reporting Person's behalf, to do any and all the following:

1. To make, execute and file with the Commission statements on Forms 3, 4 or 5, or amendments to a statement on Forms 3, 4 or 5, with respect to the beneficial ownership by the Reporting Person of the securities of the Company; and

2. Otherwise to take all actions and to do all things necessary or proper, required, contemplated or deemed advisable by the attorney-in-fact, in his discretion, including the execution and delivery of all documents, and generally to act for and in the name of the Reporting Person with respect to the filing of statements on Forms 3, 4 or 5, or amendments to statements on Forms 3, 4 or 5, as fully as would the Reporting Person if then personally present and acting.

Dated: November 30th, 2001

                                     /s/ Paul G. McNeill
                                     ----------------------------------------
                                     Name: Paul G. McNeill
                                     Title: Vice President Business Development